Filed Pursuant to Rule 433
                                                         File No.: 333-132249-10

     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

     The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-8 CERTIFICATES

                       Initial Class
                        Balance or          Pass-
                         Component         Through
Class or Component      Balance(1)          Rate                   Principal Types                        Interest Types
--------------------   -------------    -------------     ----------------------------------   -------------------------------------
Offered Certificates
Class 1-A-1                       (3)              (4)         Senior, Notional Amount         Inverse Floating Rate, Interest Only

Class 1-A-2              $66,780,000               (5)        Super Senior, Pass-Through                   Floating Rate
Class 1-A-3               $3,220,000               (6)    Super Senior Support, Pass-Through               Floating Rate
Class 1-A-4             $299,079,000               (7)           Senior, Pass-Through                      Floating Rate
Class 1-A-5                       (3)              (8)         Senior, Notional Amount                Inverse Floating Rate,
Interest Only
Class 1-A-R                     $100            7.000%          Senior, Sequential Pay                      Fixed Rate
Class 2-A-1              $30,595,000               (9)        Super Senior, Pass-Through                   Floating Rate
Class 2-A-2               $7,649,000              (10)        Super Senior, Pass-Through               Inverse Floating Rate
Class 2-A-3               $1,844,000            6.000%    Super Senior Support, Pass-Through                Fixed Rate
Class X-IO                       (11)             (11)            Senior, Component                        Interest Only
Class X-PO                       (12)             (12)            Senior, Component                       Principal Only
Class 3-A-1              $57,919,000              (13)           Senior, Pass-Through                      Variable Rate
Class XB-IO                       (3)           7.000%         Senior, Notional Amount               Fixed Rate, Interest Only
Class M                   $5,000,000              (14)               Subordinated                          Variable Rate
Class B-1                 $5,969,000              (14)               Subordinated                          Variable Rate
Class B-2                 $4,081,000              (14)               Subordinated                          Variable Rate
Class B-3                 $3,061,000              (14)               Subordinated                          Variable Rate
Components
Class 1-X-IO                     (15)           6.000%             Notional Amount                   Fixed Rate, Interest Only
Class 2-X-IO                     (15)           6.000%             Notional Amount                   Fixed Rate, Interest Only
Class 1-X-PO             $19,602,882              (16)               Ratio Strip                          Principal Only
Class 2-X-PO                  $3,640              (16)               Ratio Strip                          Principal Only
Non-Offered
Certificates
Class B-4                 $2,296,000              (17)               Subordinated                          Variable Rate
Class B-5                 $1,531,000              (17)               Subordinated                          Variable Rate
Class B-6                 $1,530,579              (17)               Subordinated                          Variable Rate

                                                                                                    Initial Rating of
                                                                                                      Certificates
                          Minimum       Incremental                         Final Scheduled      ----------------------
Class or Component     Denomination    Denomination    Certificate Form   Distribution Date(2)   Fitch   Moody's   S&P
--------------------   -------------   -------------   ----------------   --------------------   -----   -------   ----
Offered Certificates
Class 1-A-1               $1,000,000              $1      Book-Entry       November 25, 2036      AAA      Aaa     None

Class 1-A-2                   $1,000              $1      Book-Entry       November 25, 2036      AAA      Aaa     AAA
Class 1-A-3                   $1,000              $1      Book-Entry       November 25, 2036      AAA      Aa1     None
Class 1-A-4                   $1,000              $1      Book-Entry       November 25, 2036      AAA      Aaa     None
Class 1-A-5               $1,000,000              $1      Book-Entry       November 25, 2036      AAA      Aaa     None
Interest Only
Class 1-A-R                     $100        N/A           Definitive       November 25, 2036      AAA     None     None
Class 2-A-1                   $1,000              $1      Book-Entry       November 25, 2046      AAA      Aaa     None
Class 2-A-2                   $1,000              $1      Book-Entry       November 25, 2046      AAA      Aaa     None
Class 2-A-3                   $1,000              $1      Book-Entry       November 25, 2046      AAA      Aa1     None
Class X-IO                $1,000,000              $1      Book-Entry       November 25, 2046      AAA      Aaa     None
Class X-PO                   $25,000              $1      Book-Entry       November 25, 2046      AAA      Aaa     None
Class 3-A-1                   $1,000              $1      Book-Entry       November 25, 2021      AAA      Aaa     None
Class XB-IO                 $100,000              $1      Book-Entry       November 25, 2046      AAA     None     None
Class M                      $25,000              $1      Book-Entry       November 25, 2046      AA+      Aa1     None
Class B-1                    $25,000              $1      Book-Entry       November 25, 2046      AA      None     None
Class B-2                    $25,000              $1      Book-Entry       November 25, 2046       A      None     None
Class B-3                    $25,000              $1      Book-Entry       November 25, 2046      BBB     None     None
Components
Class 1-X-IO                N/A             N/A              N/A                  N/A             N/A      N/A     N/A
Class 2-X-IO                N/A             N/A              N/A                  N/A             N/A      N/A     N/A
Class 1-X-PO                N/A             N/A              N/A                  N/A             N/A      N/A     N/A
Class 2-X-PO                N/A             N/A              N/A                  N/A             N/A      N/A     N/A
Non-Offered
Certificates
Class B-4                   N/A             N/A              N/A                  N/A             BB      None     None
Class B-5                   N/A             N/A              N/A                  N/A              B      None     None
Class B-6                   N/A             N/A              N/A                  N/A            None     None     None

-------------------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group or loan groups or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) The Class 1-A-1, Class 1-A-5 and Class XB-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $369,079,000, $3,075,658 and $1,509,018, respectively).

(4) During the initial interest accrual period, interest will accrue on the Class 1-A-1 Certificates at the rate of 1.180% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-1 Certificates at a per annum rate equal to (i) 6.500% minus (ii) one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 6.500%.

(5) During the initial interest accrual period, interest will accrue on the Class 1-A-2 Certificates at the rate of 5.770% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-2 Certificates at a per annum rate equal to (i) 0.450% plus (ii) one-month LIBOR, subject to a minimum rate of 0.450% and a maximum rate of 7.000%.

(6) During the initial interest accrual period, interest will accrue on the Class 1-A-3 Certificates at the rate of 5.770% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-3 Certificates at a per annum rate equal to (i) 0.450% plus (ii) one-month LIBOR, subject to a minimum rate of 0.450% and a maximum rate of 7.000%.

(7) During the initial interest accrual period, interest will accrue on the Class 1-A-4 Certificates at the rate of 5.770% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-4 Certificates at a per annum rate equal to (i) 0.450% plus (ii) one-month LIBOR, subject to a minimum rate of 0.450% and a maximum rate of 7.000%.

(8) During the initial interest accrual period, interest will accrue on the Class 1-A-5 Certificates at the rate of 6.000% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-5 Certificates at a per annum rate equal to (i) 786.000% minus
     (ii) the product of 120.000 and one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 6.000%.

(9) During the initial interest accrual period, interest will accrue on the Class 2-A-1 Certificates at the rate of 5.720% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-1 Certificates at a per annum rate equal to (i) 0.400% plus (ii) one-month LIBOR, subject to a minimum rate of 0.400% and a maximum rate of 7.500%.

(10) During the initial interest accrual period, interest will accrue on the Class 2-A-2 Certificates at the rate of 7.120% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-2 Certificates at a per annum rate equal to (i) 28.400% minus
     (ii) the product of 4.000 and one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 28.400%.

(11) The Class X-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of two components: the Class 1-X-IO and Class 2-X-IO Components. The components of a class are not severable. The initial notional amount of the Class X-IO Certificates will be approximately $11,648,230.

(12) The Class X-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of two components: the Class 1-X-PO and Class 2-X-PO Components. The components of a class are not severable. The initial class balance of the Class X-PO Certificates will be approximately $19,606,522.

(13) Interest will accrue on the Class 3-A-1 Certificates at a per annum rate equal to the weighted average of the net mortgage interest rates of the mortgage loans in loan group 3. For the initial distribution date in November 2006, this rate is expected to be approximately 6.29103%.

(14) Interest will accrue on these Certificates for each distribution date at a per annum rate equal to (a) the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 7.000%, (ii) with respect to loan group 2, 6.000% and (iii) with respect to loan group 3, the weighted average of the net mortgage interest rates of the mortgage loans in loan group 3, minus (b) 0.583244%. For the initial distribution date in November 2006, this rate is expected to be approximately 6.250% per annum.

(15) The Class 1-X-IO and Class 2-X-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $4,648,177 and $7,000,053, respectively).

(16) The Class 1-X-PO and 2-X-PO Components are principal only components and will not be entitled to distributions of interest.

(17) Interest will accrue on these Certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 7.000%, (ii) with respect to loan group 2, 6.000% and (iii) with respect to loan group 3, the weighted average of the net mortgage interest rates of the mortgage loans in loan group 3. For the initial distribution date in November 2006, this rate is expected to be approximately 6.83324% per annum.

     Senior Principal Distribution Amount

     For the Senior Non-PO Certificates of group 1:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates, IO Component and Class XB-IO Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal, sequentially, as follows:

     first, to the Class 1-A-R Certificate, until its Class Balance has been reduced to zero; and

     second, concurrently, to the Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates, pro rata, until their Class Balances have been reduced to zero.

     For the Senior Non-placePO Certificates of group 2:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates, IO Component and Class XB-IO Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal, concurrently, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, pro rata, until their Class Balances have been reduced to zero.

     For the Senior Non-placePO Certificates of group 3:

     On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates and Class XB-IO Certificates, as principal to the Class 3-A-1 Certificates until their Class Balance has been reduced to zero.

     The preceding distribution priorities for a group will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Non-PO Certificates of a group will be distributed, concurrently, as principal of the classes of Senior Non-PO Certificates of that group pro rata.